Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-1 as filed on May 1, 2013, of our report dated March 23, 2012, (March 19, 2013 as to the effects of the reverse stock split described in Notes 1 and 8) relating to the consolidated financial statements of Star Bulk Carriers Corp. and subsidiaries (the "Company") for the year ended December 31, 2011, appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2012, and to the reference to us under the heading "Experts" in the Prospectus which is part of such Registration Statement.

/s/ Deloitte Hadjipavlou, Sofianos & Cambanis S.A.

Athens, Greece

May 1, 2013